UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2008

BPI Energy Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32695	75-3183021

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 248-4200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 23, 2008, BPI Energy, Inc. (“BPI Energy”), a wholly owned subsidiary of BPI Energy Holdings, Inc. (“BPI Holdings”), entered into a letter agreement with GasRock Capital LLC (“GasRock”), pursuant to which GasRock has agreed to forbear exercising its rights with respect to covenants under the Advancing Term Credit Agreement between BPI Energy and GasRock, dated as of July 27, 2007 and as amended (the “GasRock Credit Agreement”), that GasRock has claimed BPI Energy has breached and the potential breach by BPI Energy of certain other covenants in the near future due to BPI Energy’s current financial circumstances. GasRock’s forbearance with respect to these alleged covenant violations and potential covenant violations extends until January 30, 2009; provided that the forbearance will extend until March 31, 2009 if there are no additional breaches by BPI Energy and prior to January 30, 2009 a binding agreement that is acceptable to GasRock is entered into by BPI Energy that involves the repayment by BPI Energy of all obligations outstanding under the GasRock Credit Agreement.
GasRock informed BPI Energy that it believes BPI Energy is in breach of four covenants under the GasRock Credit Agreement. BPI Energy has not been in compliance with the covenant that requires it to maintain its current assets above its current liabilities, and BPI Energy has not paid all of its trade creditors within the time periods required by the GasRock Credit Agreement. GasRock has also taken the position that BPI Energy failed to replace James E. Craddock, the former Chief Operating Officer of BPI Holdings, with a person acceptable to GasRock when Mr. Craddock resigned on March 31, 2008, and contends that BPI Energy has not used loan proceeds only for purposes approved by GasRock.
In return for this forbearance, GasRock required that BPI Energy provide it with a security interest in the lease agreements executed by BPI Energy with Western Fuels of Illinois, Inc. on June 18, 2008 and that BPI Energy pay GasRock a forbearance fee of $200,000, which was added to the principal amount outstanding under the GasRock Credit Agreement. GasRock also required that BPI Energy agree to apply any settlement or other proceeds received by BPI Energy in its ongoing litigation with affiliates of the Drummond Coal Co. to the obligations outstanding under the GasRock Credit Agreement, after the payment by BPI Energy of any outstanding legal fees. This obligation expires if the GasRock Credit Agreement is paid in full.
As part of the letter agreement, GasRock has also agreed to reduce until January 30, 2009 the portion of BPI Energy’s interest payment obligation that must be paid by BPI Energy in cash to a rate of 4.0% of the outstanding principal amount. The current interest rate under the GasRock Credit Agreement is 15.0%. The portion of BPI Energy’s interest payment obligation that is not paid in cash will be added to the principal amount outstanding under the GasRock Credit Agreement.
As of September 23, 2008, the aggregate amount outstanding under the GasRock Credit Agreement is approximately $12.4 million (including the $200,000 forbearance fee). This entire indebtedness is due and payable on January 30, 2009; provided that the due date will be extended to March 31, 2009 if there are no additional breaches by BPI Energy and prior to January 30, 2009 a binding agreement that is acceptable to GasRock is entered into by BPI Energy that involves the repayment by BPI Energy of all obligations outstanding under the GasRock Credit Agreement. All advances under the GasRock Credit Agreement beyond the initial draws made to BPI Energy are at the sole discretion of GasRock.
This summary is qualified by reference to the full letter agreement with GasRock, a copy of which is filed as an exhibit to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Forbearance Letter Agreement, dated as of September 23, 2008, by and between BPI Energy, Inc. and GasRock Capital LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPI Energy Holdings, Inc.
By:	/s/ James G. Azlein
James G. Azlein
Chief Executive Officer and President

Date: September 26, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Letter Agreement, dated as of September 23, 2008, by and between BPI Energy, Inc. and GasRock Capital LLC.